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                                                                    Exhibit 4(v)

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                       KEY EXECUTIVE STOCK DEFERRAL PLAN



                          STOCK RESTRICTION AGREEMENT



         This Stock Restriction Agreement (the "Agreement") is made and entered into this ____ day of ___________, 19___, by and between ____________________________ ("Participant") and Science Applications International Corporation ("SAIC") with reference to the following facts:

         a. Participant desires to become a Participant in the Science Applications International Corporation Key Executive Stock Deferral Plan ("Plan") and has determined to be eligible to become a Participant by the Plan's Deferral Authority.

         b. Participation in the Plan is specifically conditioned on the Participant entering into an agreement with SAIC relating to SAIC's right of repurchase of shares of SAIC Class A Common Stock ("SAIC Stock") potentially distributable to Participant under the terms of the Plan.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Any shares of SAIC Stock distributed to Participant under the Plan shall be subject to SAIC's right of repurchase on the terms and conditions set forth hereinbelow.

         2. SAIC's right of repurchase shall be identical to that provided under ARTICLE FOURTH of the Restated Certificate of Incorporation of Science Applications International Corporation ("Certificate"), except as follows:

                 (a) The period for providing notice of SAIC's exercise of the right of repurchase shall in no event expire prior to sixty (60) days after the date such shares are distributed to the Participant under the terms of the Plan.

                 (b) If SAIC elects to repurchase the shares, the price shall be the Formula Price in effect on the date the shares are distributed to the Participant under the terms of the Plan and SAIC shall pay for such shares in cash within ninety (90) days after the date the shares are distributed to the Participant under the terms of the Plan.
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         3.      In all respects, other than those set forth in paragraph 2 above, SAIC's right of repurchase shall be governed by the terms of the ARTICLE FOURTH of the Certificate, and entering into this agreement shall in no way represent a waiver of SAIC's right of repurchase under the Certificate, rather only an extension of such right.

         Executed this ____ day of ____________________, 19___.




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Participant




Science Applications International Corporation

By:
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